Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS FISCAL 2007 SECOND QUARTER DILUTED EARNINGS PER SHARE INCREASE 43% TO $0.33 ON QUARTERLY RECORD $135 MILLION IN REVENUE AND 6,930 NEW UNIT SHIPMENTS

- Initiates Fiscal Third Quarter Revenue Guidance of $135 to $140 Million, and Tightens Fiscal 2007 Revenue Guidance Range to $530 to $540 Million -

Waukegan, Illinois, February 5, 2007 - WMS Industries Inc. (NYSE:WMS) today reported that net income for the fiscal second quarter ended December 31, 2006 rose 53% to $12.2 million, or $0.33 per diluted share. These results include a cumulative catch-up benefit of $0.03 per diluted share for the period January 1, 2006 through September 30, 2006 related to the retroactive reinstatement of U.S. research and development tax credit legislation to the beginning of calendar 2006.  In the December 2005 quarter, WMS reported net income of $8.0 million, or $0.23 per diluted share. Total revenues in the December 2006 quarter grew 19%, or $21.2 million, to $134.6 million, and were at the high end of the Company’s revenue guidance. In the December 2005 quarter, WMS recorded revenue of $113.4 million.

“Success from our North American and international expansion initiatives, including growth in new jurisdictions and the contribution from Orion Gaming, drove record quarterly revenue and unit shipments,” said Brian R. Gamache, President and Chief Executive Officer of WMS. “The strong year-over-year revenue growth reflects initial shipments into the new Pennsylvania and Broward County, Florida markets, 44% growth in international product sales units and a 14% rise in gaming operations revenues and, coupled with improved product sales gross margin to 45% and operating margin to 12%, resulted in a 43% year-over-year increase in quarterly diluted earnings per share. With our solid fiscal second-quarter performance and broad range of innovative products scheduled to launch in the coming months, WMS is well positioned for continued growth in the second half of fiscal 2007.”

Fiscal 2007 Second Quarter Financial Review

Product sales revenues for the December 2006 quarter increased 21%, or $16.3 million, to $93.8 million compared with $77.5 million in the year ago period. Worldwide unit shipments increased 26% to 6,930 gaming machines and, including the number of participation games produced, represented a quarterly record level of unit production and shipments for WMS. New unit shipments to international markets increased 44% over the prior year, inclusive of the benefit from the acquisition of Orion Gaming, and represented 25% of total new units sold compared to 22% of total units sold in the prior year quarter. North American unit shipments increased 21%, or 911 units, reflecting initial shipments to the new Pennsylvania and Broward County, Florida markets, increased demand from Native American tribal operators, particularly in Oklahoma, and the positive response to the launch of several new products. The average selling price of new gaming units rose 3% to $12,043 year over year, but declined 1% compared with the fiscal 2007 first quarter, reflecting greater volume purchase discounts related to new U.S. casino openings, a lower overall sales mix of premium-priced products and the impact of lower-priced Orion Gaming units.

WMS Industries Reports Fiscal Second Quarter Results 2/5/07
Other product sales revenues decreased $3.2 million as higher conversion kit revenues and parts sales were more than offset by lower sales of used and OEM gaming machines. Prior-year quarterly results also benefited from $1.8 million of revenue from an earn-out provision under a lottery contract. WMS shipped more than 2,200 used gaming machines in the December 2006 quarter compared with more than 3,000 used gaming machines in the December 2005 quarter and shipped 748 conversion kits at higher prices in the December 2006 quarter compared to 917 conversion kits in the prior-year period.

Gaming operations revenues grew 14%, or $4.9 million, to $40.8 million compared with $35.9 million in the year-ago period, primarily reflecting a 16% increase in the average installed base of gaming machines to 7,123 units. At December 31, 2006, the installed base totaled 7,413 participation units. The successful launch and initial placements of the MONOPOLY™ Big Event® product drove a quarterly sequential increase in the installed base of stand-alone participation units to 4,019 at December 31, 2006, compared with 3,630 stand-alone units at September 30, 2006. During the December 2006 quarter, the installed base of local-area progressive (LAP) units increased 9% on a quarterly sequential basis to 1,909 units; and, as expected, with no new wide-area participation (WAP) products rolling out in the fiscal second quarter, the installed base of WAP products declined to 1,485 units from 1,766 units at September 30, 2006. In aggregate, WAP and LAP gaming machine placements represented 46% of the participation base at December 31, 2006 compared with 49% at September 30, 2006. The average revenue per day for participation games was $55.65 in the fiscal 2007 second quarter, essentially flat with the year-ago period, and declined sequentially from $58.55 in the September 2006 quarter reflecting the increase of lower-earning stand-alone and LAP unit placements and the impact of seasonality.

The following table summarizes the key components related to revenue generation in the three and six months ended December 31, 2006 and 2005 (in millions, except unit, per unit and per day data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
Product Sales Revenues
New unit sales revenues	$83.4	$63.9	$140.8	$123.3
Parts, used games, conversions and OEM revenues	10.4	13.6	21.6	25.0
Total product sales revenues	$93.8	$77.5	$162.4	$148.3

New units sold	6,930	5,483	11,641	10,738
Average sales price per new unit	$12,043	$11,648	$12,101	$11,483
Gross profit on product sales revenues	$42.1	$33.4	$71.3	$62.7
Gross margin on product sales revenues	44.9%	43.1%	43.9%	42.3%

(TABLE CONTINUED ON NEXT PAGE)

WMS Industries Reports Fiscal Second Quarter Results, 2/5/07

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Gaming Operations Revenues
Participation revenue	$36.5	$31.5	$74.2	$61.3
Other gaming operations revenue	4.3	4.4	8.6	8.2
Total gaming operations revenues	$40.8	$35.9	$82.8	$69.5

Installed WAP games at period end	1,485	1,136	1,485	1,136
Installed LAP games at period end	1,909	971	1,909	971
Installed stand-alone games at period end	4,019	4,330	4,019	4,330
Total installed participation base at period end	7,413	6,437	7,413	6,437

Average participation installed base	7,123	6,141	7,061	6,033
Average revenue per day per participation machine	$55.65	$55.68	$57.09	$55.24

Installed casino-owned daily fee games at period end	705	823	705	823
Average casino-owned daily fee games installed base	711	794	740	744

Gross profit on gaming operations revenue	$31.4	$27.9	$64.8	$53.0
Gross margin on gaming operations revenue	77.0%	77.7%	78.3%	76.3%

Total revenues	$134.6	$113.4	$245.2	$217.8
Total gross profit	$73.5	$61.3	$136.1	$115.7
Total gross margin	54.6%	54.1%	55.5%	53.1%

Total gross profit, as used herein excluding depreciation expense, increased 20% or $12.2 million to $73.5 million for the December 2006 quarter from $61.3 million in the prior-year quarter and total gross margin increased 50 basis points to 54.6%. The gross margin on product sales revenues increased to 44.9%, representing a 180 basis-point improvement from a year ago and a 230 basis-point quarterly sequential improvement. Benefits from higher unit volume and lean sigma operating initiatives were partially offset by a less favorable mix of premium-priced products and the volume purchase discounts associated with larger orders from new casino openings. The gross margin from gaming operations was 77.0% in the December 2006 quarter compared with 77.7% a year ago, reflecting the change in mix of the installed base.

As expected, research and development expenses increased $1.9 million to $14.1 million compared to $12.2 million in the prior year period. The increase reflects the previously anticipated higher spending for recent staffing additions related to the Company’s increased product development initiatives and for technology-based tools that will accelerate the product development cycle, as well as the research and development expenses of Orion Gaming (acquired in July 2006).

Selling and administrative expenses increased $3.7 million to $26.6 million in the December 2006 quarter compared to $22.9 million in the December 2005 quarter. The December 2006 quarter includes the selling and administrative expenses of Orion Gaming, higher payroll-related costs associated with headcount increases during the past twelve months, and higher marketing, promotion and distribution costs related to the roll-out of new products and branding initiatives.

WMS Industries Reports Fiscal Second Quarter Results, 2/5/07

Depreciation and amortization expense increased $3.0 million to $16.0 million in the December 2006 period compared with $13.0 million in the prior-year quarter, primarily reflecting the Company’s investment in its gaming operations business and a 15% increase in the year-over-year installed base of participation machines at period end. In addition, the December 2006 period includes depreciation and amortization related to Orion Gaming’s operations and preliminary purchase accounting for the acquisition.

The estimated effective tax rate for the December 2006 quarter was 25%, reflecting the retroactive reinstatement of U.S. research and development tax credit legislation to the beginning of calendar 2006. For the March and June 2007 quarters, WMS expects its tax rate will range from 33% to 34%.

Cash flow provided by operations was $19.1 million in the December 2006 quarter compared with $28.1 million in the December 2005 quarter, as higher net income and depreciation and amortization were offset by the year-over-year change in deferred income taxes and a larger increase in working capital to support the 19% increase in revenues. Net cash used in investing activities increased, primarily due to higher capital expenditures for expansion of WMS’ Waukegan, Illinois production facility, the $18.3 million of net cash invested in additions to gaming operations machines with the accelerated roll-out of the MONOPOLY Big Event product, and $11.4 million invested in licensed technologies and other intellectual property.

Cash and cash equivalents were $37.7 million at December 31, 2006, including $17.8 million of restricted cash for progressive jackpots. Total receivables increased $25.5 million to $164.7 million compared to September 30, 2006 levels as a result of the strong quarterly sequential revenue growth. Inventories decreased $0.9 million compared to September 30, 2006, largely reflecting a reduction in legacy product inventories during the December 2006 quarter.

Outlook

WMS expects continued revenue growth through the remainder of fiscal 2007, and into fiscal 2008, primarily reflecting the on-going build-out in the new Pennsylvania and Florida markets, steady demand from the ongoing transition in Oklahoma from Class II gaming machines, continued growth in gaming operations and further international sales expansion. The expected growth in new jurisdictions is partially tempered by the anticipated continuation of lower capital spending on new gaming machines in the North American replacement market.

WMS expects third-quarter revenues to be in a range of $135 million to $140 million, representing year-over-year revenue growth of 22% to 26%. With the first half of fiscal 2007 complete, the Company has increased the low end of its full-year revenue guidance to $530 million from $525 million, and now expects fiscal 2007 revenues will be in a range of $530 million to $540 million, representing an annual growth rate of 18% to 20%. This implies fourth quarter revenue guidance of $150 million to $155 million, which represents year-over-year growth of 22% to 26%. WMS’ guidance includes sales to the first five licensed Pennsylvania racino properties expected to open during fiscal 2007. This revenue expectation does not include product sales to the five recently licensed Pennsylvania casino properties which are not expected to begin to open until fiscal 2008, nor does it include sales to Florida tribal casinos, sales related to potential expanded gaming compacts in California or any sales to Russia. In aggregate, the number of open orders for new gaming machines and CPU-NXT conversion kits exceeds 12,400 units.

WMS Industries Report Fiscal Second Quarter Results, 2/5/07

Also contributing to the revenue growth expectation is an increase in the participation installed base. WMS currently has open orders for nearly 2,400 new units or theme conversions. As a result of the strong market response for WMS’ new participation products, the Company now expects to invest $55 to $60 million in gaming operations machines in fiscal 2007.

Based on the projected growth in revenue, a higher mix of gaming operations revenues, the continuing emphasis on process improvements and the on-going implementation of lean sigma initiatives, WMS anticipates that it will continue to achieve a higher year-over-year operating margin in the second half of fiscal 2007.

“Our expectations for continued fiscal 2007 gains in profitability and cash flow, combined with our commitment to prudently invest in innovation and intellectual property, are the cornerstones of our strategy to perpetuate growth in shareholder value over the near- and long-term,” concluded Gamache.

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EST today, Monday, February 5, 2007. The conference call numbers are 212/231-6006 or 415/908-6236. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

MONOPOLY is a trademark of Hasbro. Used with permission. ©2007 Hasbro. All rights reserved.

Big Event and CPU-NXT are trademarks or registered trademarks of WMS Gaming Inc. All rights reserved.

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, liquidity, pending regulatory matters and outcomes of contingencies, including legal proceedings, among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software, (2) a failure to obtain and maintain our gaming licenses and regulatory approvals, (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance, (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products, (5) a software anomaly or fraudulent manipulation of our gaming machines and software, (6) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies, and (7) an infringement claim seeking to restrict our use of material technologies. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2006 and our more recent reports filed with the Securities and Exchange Commission.

WMS Industries Reports Fiscal Second Quarter Results, 2/5/2007

WMS Industries Inc. is engaged in the design, manufacture, sales, and lease of gaming machines and video lottery terminals, or VLTs. More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

-financial tables follow-

WMS Industries Reports Fiscal Second Quarter Results, 2/5/07

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Three and Six Months Ended December 31, 2006 and 2005
(in millions of U.S. dollars and millions of shares, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
REVENUES:
Product sales	$93.8	$77.5	$162.4	$148.3
Gaming operations	40.8	35.9	82.8	69.5
Total revenues	134.6	113.4	245.2	217.8
COSTS AND EXPENSES:
Cost of product sales(1)	51.7	44.1	91.1	85.6
Cost of gaming operations(1)	9.4	8.0	18.0	16.5
Research and development	14.1	12.2	26.6	23.8
Selling and administrative	26.6	22.9	50.2	42.2
Depreciation and amortization(1)	16.0	13.0	31.2	26.5
Total costs and expenses	117.8	100.2	217.1	194.6
OPERATING INCOME	16.8	13.2	28.1	23.2
Interest expense	(1.1)	(1.1)	(2.8)	(2.2)
Interest and other income, net	0.5	0.4	1.4	0.9
Income before income taxes	16.2	12.5	26.7	21.9
Provision for income taxes	4.0	4.5	7.4	7.8
NET INCOME	$12.2	$8.0	$19.3	$14.1
Earnings per share:
Basic	$0.38	$0.26	$0.61	$0.45
Diluted	$0.33	$0.23	$0.53	$0.40
Weighted-average common shares:
Basic common stock outstanding	32.0	31.3	31.8	31.4
Diluted common stock and common stock equivalents	39.2	37.6	38.9	37.8

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation and amortization which are included separately in the depreciation and amortization line item:

Cost of product sales	$0.6	$0.5	$1.2	$1.0
Cost of gaming operations	$13.2	$10.8	$25.9	$22.2

WMS Industries Reports Fiscal Second Quarter Results, 2/5/07

WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2006 and June 30, 2006
(in millions of U.S. dollars and millions of shares)

	December 31, 2006	June 30, 2006
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$19.9	$39.1
Restricted cash	17.8	13.6
Total cash and cash equivalents	37.7	52.7
Accounts receivable, net of allowances of $2.8 and $2.6, respectively	94.7	91.2
Notes receivable, current portion	70.0	54.4
Inventories	88.7	75.8
Deferred income tax assets	10.5	11.4
Other current assets	24.5	22.7
Total current assets	326.1	308.2

NON-CURRENT ASSETS:
Gaming operations machines, net of accumulated depreciation of $115.4 and $106.3, respectively	76.7	71.6
Property, plant and equipment, net of accumulated depreciation of $51.5 and $45.8, respectively	79.4	63.1
Royalties, licensed technologies, patents and trademarks	63.5	54.2
Deferred income tax assets	19.4	14.0
Other assets	38.4	15.3
Total non-current assets	277.4	218.2
TOTAL ASSETS	$603.5	$526.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$52.1	$37.4
Accrued compensation and related benefits	9.0	8.2
Other accrued liabilities	31.6	28.4
Total current liabilities	92.7	74.0

NON-CURRENT LIABILITIES:
Deferred income tax liabilities.	4.0	3.1
Long-term debt	115.0	115.0
Other non-current liabilities	9.3	8.7
Total non-current liabilities	128.3	126.8
Commitments, contingencies and indemnifications	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 32.5 shares and 32.4 shares issued, respectively)	16.3	16.2
Additional paid-in capital	247.6	227.2
Retained earnings	116.9	97.6
Accumulated other comprehensive income	2.2	0.1
Treasury stock, at cost (0.02 shares and 0.80 shares, respectively)	(0.5)	(15.5)
Total stockholders’ equity	382.5	325.6
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$603.5	$526.4

WMS Industries Reports Fiscal Second Quarter Results, 2/5/07
WMS INDUSTRIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three and Six Months Ended December 31, 2006 and 2005
(in millions of U.S. dollars)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$12.2	$8.0	$19.3	$14.1
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	16.0	13.0	31.2	26.5
Non-cash expenses	6.3	6.9	12.6	10.9
Deferred income taxes	(1.9)	4.5	(3.6)	7.8
Change in operating assets and liabilities, net of acquisitions	(13.5)	(4.3)	(14.9)	(18.8)
Net cash provided by operating activities	19.1	28.1	44.6	40.5

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of business, net of cash acquired	(0.4)	-	(20.9)	-
Purchase of property, plant and equipment	(9.1)	(1.7)	(16.0)	(7.1)
Additions to gaming operations machines	(18.3)	(15.0)	(32.3)	(26.9)
Investment and advances in royalties, licensed technologies, patents and trademarks	(11.4)	(2.7)	(15.3)	(2.8)
Proceeds from short-term investments	-	1.1	-	6.1
Net cash used in investing activities	(39.2)	(18.3)	(84.5)	(30.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received on exercise of stock options	12.1	0.7	14.3	1.0
Tax benefit from exercise of stock options	4.5	-	4.7	0.1
Proceeds from borrowing under revolving credit facility	5.0	-	10.0	-
Repayment of borrowings under revolving credit facility	(5.0)	-	(10.0)	-
Purchase of treasury stock	-	(3.0)	-	(3.0)
Net cash provided by (used in) financing activities	16.6	(2.3)	19.0	(1.9)
Effect of Exchange Rates on Cash	2.3	(0.1)	1.7	0.1

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1.2)	7.4	(19.2)	8.0
CASH AND CASH EQUIVALENTS, beginning of period	21.1	35.8	39.1	35.2
CASH AND CASH EQUIVALENTS, end of period	$19.9	$43.2	$19.9	$43.2

WMS Industries Reports Fiscal Second Quarter Results, 2/5/07

WMS INDUSTRIES INC.
Supplemental Data - Earnings per Share
(in millions of U.S. dollars and millions of shares, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005

Net income	$12.2	$8.0	$19.3	$14.1
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.6	0.6	1.2	1.2
Diluted earnings (numerator)	$12.8	$8.6	$20.5	$15.3

Basic weighted average common shares outstanding	32.0	31.3	31.8	31.4
Dilutive effect of stock options	1.3	0.4	1.2	0.5
Dilutive effect of restricted common stock	0.1	0.1	0.1	0.1
Dilutive effect of convertible subordinated notes	5.8	5.8	5.8	5.8
Diluted common stock and common stock equivalents (denominator)	39.2	37.6	38.9	37.8

Basic net income per share of common stock	$0.38	$0.26	$0.61	$0.45
Diluted net income per share of common stock and common stock equivalents	$0.33	$0.23	$0.53	$0.40